As filed with the Securities and Exchange Commission on April 23, 2020.

Registration Number 333-234358

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pony Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	83-3532241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Engineer Experiment Building, A202
7 Gaoxin South Avenue, Nanshan District
Shenzhen, Guangdong Province

People’s Republic of China

+86 0755 86665622
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

A Registered Agent Inc.
8 The Green, Ste A
Dover, DE 19901
(302) 288-0670
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with Copies to:

Richard I. Anslow, Esq.
Jonathan Deblinger, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Phone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Shares of common stock, par value $0.001 per share	$250,000	$32.45

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED April 23, 2020

Pony Group Inc.

2,500,000 Shares

Common Stock

This is the initial offering of common stock of Pony Group Inc. and no public market currently exists for the securities being offered. We are registering for sale a total of 2,500,000 shares of common stock at a fixed price of $0.10 per share to the general public on a self-underwritten, best efforts basis, which means our Chief Executive Officer, Wenxian Fan, will attempt to sell the shares. The Offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. We are making this offering without the involvement of underwriters or broker-dealers.

This prospectus will permit the Company, through our Chief Executive Officer to sell the newly issued shares of the Company directly to the public, with no commission or other remuneration payable to her for any shares she may sell. In offering the securities on our behalf, she will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The shares will be offered at a fixed price of $0.10 per share for a period of three months from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends three months from the effective date of this prospectus), (ii) the date when the sale of all 2,500,000 shares is completed, (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 2,500,000 shares registered under the Registration Statement of which this prospectus is part.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board or the OTCQB. To be eligible for quotation, issuers must remain current in their quarterly and annual filings with the SEC. If we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTC Bulletin Board or the OTCQB. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Pony Group Inc. is a startup company and has recently started its operations. To date we have been involved primarily in organizational activities and our revenue is nominal. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford the loss of your investment. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2020.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

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Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 6 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company” “Pony” and “our business” refer to Pony Group Inc.

Overview

We are a travel service provider. We currently provide car services to individual and group travelers. We currently offer carpooling, airport pick-up and drop-off, and personal driver services for travelers between Guangdong Province and Hong Kong.

We work with our partner car fleet companies to arrange car services to pick up the traveler at a scheduled time upon receipt of a customer’s request. The car fleet company provides a quote for each order and we charge the car fleet company a service fee. To improve our customer’s experience, we officially launched our online service through our “Let’s Go” mobile application in December 2019 to provide multi-language services to international travelers coming to visit China. Redefining user experience, we aim to provide our users with comprehensive and convenient service offerings and become a one-stop travel booking resource for travelers. While network scale is important, we recognize that transportation happens locally. We currently operate in two markets – Guangdong Province and Hong Kong and plan to expand our offering in more oversea markets.

We completed 400 orders in fiscal 2017, 460 in 2018 and 922 in 2019, and generated revenue of $2,805, $3,229 and $65,112 in fiscal 2017, 2018 and 2019, respectively. As of the date of this prospectus, we partnered with six car fleet companies with more than 50 vehicles in service. We incurred net loss of $11,652, $11,937 and $115,735 in the fiscal 2017, 2018 and 2019, respectively.

Corporate History and Structure

We commenced our car service business in April 2016 through Pony Limousine Services Limited in Hong Kong (“Pony HK”). On January 7, 2019, we formed our offshore entity, Pony Group Inc. to facilitate offshore financing. On March 7, 2019, we acquired 100% equity interests of Pony HK from Ms. Wenxian Fan, its founder and sole shareholder. On February 2, 2019, Universe Travel Culture & Technology Ltd. (“Universe Travel”) was incorporated as a wholly-owned PRC subsidiary of Pony HK.

The following diagram illustrates our corporate structure as of the date of this prospectus.

The following diagram illustrates our corporate structure after this offering (assuming all the shares are sold).

Our Strengths

The competitive strengths of our service is our high quality car fleets that we utilize, outstanding user experience, flexibility and convenience. Together, these elements differentiate us from others.

●	High quality car fleets.

●	Outstanding user experience.

●	Flexibility and convenience.

Our Growth Strategy

Key elements of our growth strategy include:

●	Grow our customer base.

●	Increase our use cases.

●	Invest in technology to increase efficiency.

Corporate Information

Our principal executive offices are located at Engineer Experiment Building, A202, 7 Gaoxin South Avenue, Nanshan District, Shenzhen, Guangdong Province, China 518054. Our telephone number at this address is +86 0755 86665622. Our agent for service of process in the United States is A Registered Agent Inc. To make inquiries, investors should contact our principal executive offices at the address and telephone number listed above.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) the end of fiscal year 2023; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

The Offering

Shares of Common stock to be offered	Up to 2,500,000 Shares

Offering price per share	The purchase price for the common stock being sold in this offering is expected to be at a fixed price of $0.10 per share of common stock.

Common stock to be outstanding after this offering	11,500,000 shares.

Duration of the Offering	The shares will be offered for a period of three months from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends (three months from the effective date of this prospectus), (ii) the date when the sale of all 2,500,000 shares is completed, (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 2,500,000 shares registered under the Registration Statement of which this prospectus is part.

Offering expenses	We estimate our total offering expenses to be approximately $57,000.

Use of proceeds

We estimate that we will receive gross proceeds of

●    $125,000, if 50% of the shares sold

●    $187,500, if 75% of the shares sold

●    $250,000, if 100% of the shares sold

The gross proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. We intend to use the net proceeds of this offering as follows after we complete the remittance process:

●    Approximately 40% for talent recruitment, product innovation and development;

●    Approximately 30% for service offering expansion;

●    Approximately 10% for sales and marketing; and

●    Approximately 20% for general working capital.

See “Use of Proceeds” for further information.

Quotation of Common stock	Our common stock is not presently quoted either over the counter or on a national exchange. We intend to seek a market maker for the quotation of our common stock on the OTC Market, which if approved would only occur following the effectiveness of the registration statement of which this prospectus forms a part.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

Summary Financial Information

The following tables set forth our summary historical financial data for the periods presented. The following summary financial data for the years ended December 31, 2019, 2018 and 2017.

This summary financial data should be read together with the historical financial statements and related notes to those statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

	As of December 31,
	2019	2018	2017
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$44,105	$10,794	$9,608
Other current assets	48,531
Total Assets	92,636	10,794	9,608
Total Current Liabilities	233,732	34,278	21,164
Total Liabilities	233,732	34,278	21,164
Total Stockholders’ equity	(141,096)	(23,484)	(11,556)

	For the year Ended Dec 31,
	2019	2018	2017
Selected Consolidated Statements of Operations Data:
Revenues	$65,112	$3,229	$2,805
Cost and Expense	53,192	2,635	2,403
Operating Expenses	129,668	12,412	12,101
Income(loss) from Operations	(117,748)	(11,818)	(11,699)
Income before Income Tax	(115,735)	(11,937)	(11,652)
Net Income	$(115,735)	$(11,937)	$(11,652)

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing any shares of our common stock. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment. The order of the following risk factors is presented arbitrarily. You should not conclude the significance of a risk factor based on the order of presentation. Our business and operations could be seriously harmed as a result of any of these risks.

Risks Related to Our Business

We are an early stage company with a limited operating history. Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. Our first operating subsidiary, Pony Limousine Services Limited was established in Hong Kong on April 28, 2018 to engage in providing car services to travelers between Guangdong Province and Hong Kong. Pony Group Inc. was established in the State of Delaware on January 7, 2019. We have limited experience and operating history in the travel industry. Our limited history may not provide a meaningful basis for investors to evaluate our business, financial performance and prospects.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

The market for car services is intensely competitive and characterized by rapid changes in technology, shifting rider needs and frequent introductions of new services and offerings. We expect competition to continue, both from current competitors and new entrants in the market that may be well-established and enjoy greater resources or other strategic advantages. If we are unable to anticipate or react to these competitive challenges, our competitive position could weaken, or fail to improve, and we could experience a decline in revenue or growth stagnation that could adversely affect our business, financial condition and results of operations.

Our main competitors in mainland China and Hong Kong include Shenzhen Anxun Automobile Rental Co., Ltd., The Motor Transport Company of Guangdong and Hong Kong Limited and China Comfort (Shenzhen) Travel Services Co., Ltd.

Certain of our competitors have greater financial, technical, marketing, research and development, manufacturing and other resources, greater name recognition, longer operating histories or a larger user base than we do. They may be able to devote greater resources to the development, promotion and sale of offerings and offer lower prices than we do, which could adversely affect our results of operations. Further, they may have greater resources to deploy towards the research, development and commercialization of new technologies, or they may have other financial, technical or resource advantages. These factors may allow our competitors to derive greater revenue and profits from their existing user bases, attract and retain new qualified drivers and new riders at lower costs or respond more quickly to new and emerging technologies and trends. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

●	the popularity, utility, ease of use, performance and reliability of our offerings compared to those of our competitors;

●	our reputation and brand strength relative to our competitors;

●	the prices of our offerings and the fees we charge drivers on our platform;

●	our ability to attract and retain qualified drivers and riders;

●	our ability, and the ability of our competitors, to develop new offerings;

●	our ability to establish and maintain relationships with partners;

●	changes mandated by, or that we elect to make, to address, legislation, regulatory authorities or litigation, including settlements, judgments, injunctions and consent decrees;

●	our ability to attract, retain and motivate talented employees;

●	our ability to raise additional capital; and

●	acquisitions or consolidation within our industry.

If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

We could be subject to claims from riders, drivers or third parties that are harmed whether or not our service or platform is in use, which could adversely affect our business, brand, financial condition and results of operations.

We could be subject to claims, lawsuits, investigations and other legal proceedings relating to injuries to, or deaths of, riders, drivers or third parties that are attributed to us through our offerings. We may also be subject to claims alleging that we are directly or vicariously liable for the acts of the drivers from the car fleet companies that we collaborated with. We may be subject to personal injury claims whether or not such injury actually occurred as a result of activity on our platform. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any riders, drivers or third parties could result in negative publicity and harm to our brand, reputation, business, financial condition and results of operations. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with other third-party service providers, such as Hong Kong Wanjin Industry Co., Limited and Yahong Business Limited. Further, from time to time, we enter into collaboration arrangement in connection with car fleets and drivers. If any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable timeframe. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to quality standards or safety concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

If we are not able to successfully develop new offerings and enhance our existing offerings, our business, financial condition and results of operations could be adversely affected.

Our ability to attract new riders, retain existing riders and increase utilization of our offerings will depend in part on our ability to successfully create and introduce new offerings and to improve upon and enhance our existing offerings. As a result, we may introduce significant changes to our existing offerings or develop and introduce new and unproven offerings. Furthermore, new rider demands regarding service, the availability of superior competitive offerings or a deterioration in the quality of our offerings or our ability to bring new or enhanced offerings to market quickly and efficiently could negatively affect the attractiveness of our service and the economics of our business and require us to make substantial changes to and additional investments in our offerings or our business model. In addition, we frequently experiment with and test different offerings and marketing strategies. If these experiments and tests are unsuccessful, or if the offerings and strategies we introduce based on the results of such experiments and tests do not perform as expected, our ability to attract new qualified drivers and new riders, retain existing qualified drivers and existing riders and maintain or increase utilization of our offerings may be adversely affected.

Developing and launching new offerings or enhancements to the existing offerings involves significant risks and uncertainties, including risks related to the reception of such offerings by existing and potential future riders, increases in operational complexity, unanticipated delays or challenges in implementing such offerings or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast rider demand) and negative publicity in the event such new or enhanced offerings are perceived to be unsuccessful. We have scaled our business rapidly, and significant new initiatives have in the past resulted in, and in the future may result in, operational challenges affecting our business. In addition, developing and launching new offerings and enhancements to our existing offerings may involve significant upfront capital investments and such investments may not generate return on investment. Any of the foregoing risks and challenges could negatively impact our ability to attract and retain qualified drivers and riders, our ability to increase utilization of our offerings and our visibility into expected results of operations, and could adversely affect our business, financial condition and results of operations. Additionally, since we are focused on building our community and ecosystems for the long-term, our near-term results of operations may be impacted by our investments in the future.

Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition and results of operations.

Our ability to attract and retain riders is dependent in part on the ease and reliability of our offerings, including our ability to provide high-quality support. Our customers depend on our support organization to resolve any issues relating to our offerings, such as being overcharged for a ride, leaving something in a driver’s vehicle or reporting a safety incident. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain service providers who are qualified to support users and sufficiently knowledgeable regarding our offerings. As we continue to grow our business and improve our offerings, we will face challenges related to providing quality support services at scale. If we grow our international rider base, our support organization will face additional challenges, including those associated with delivering support in languages other than Chinese. Any failure to provide efficient user support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition and results of operations.

Systems failures and resulting interruptions in the availability of our website, applications, platform or offerings could adversely affect our business, financial condition and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware or other events. Our systems also may be subject to break-ins, sabotage, theft and intentional acts of vandalism, including by our own employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

We will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our offerings. These events have resulted in, and similar future events could result in, losses of revenue. A prolonged interruption in the availability or reduction in the availability, speed or other functionality of our offerings could adversely affect our business and reputation and could result in the loss of users. Moreover, to the extent that any system failure or similar event results in harm or losses to the users using our platform, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users and unfavorable changes in or our failure to comply with existing or future laws governing the Internet and mobile devices.

Our business depends on users’ access to our platform via a mobile device and the Internet. We may operate in jurisdictions that provide limited Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt or increase the cost of users’ ability to access our platform. In addition, the Internet infrastructure that we and users of our platform rely on in any particular geographic area may be unable to support the demands placed upon it. Any such failure in Internet or mobile device accessibility, even for a short period of time, could adversely affect our results of operations.

The impact of any kind of epidemic, such as the coronavirus, on our operations, and the operations of the car fleet companies, may harm our business.

Our business could be adversely affected by the outbreaks of epidemics in China and globally, such as the Corona Virus Disease 2019, or COVID-19 originated in Wuhan, China, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Past occurrences of epidemics have caused different degrees of damage to the national and local economies. A recurrence of an outbreak of any kind of epidemic could cause a slowdown in the levels of economic activity generally, which may adversely affect our business, financial condition and results of operations. Should major public health issues, including pandemics, arise, we could be adversely affected by more stringent travel restrictions, additional limitations in car services and governmental actions limiting the movement of people between regions.

Moreover, we are subject to a number of laws and regulations specifically governing the Internet and mobile devices that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth and availability of the Internet and online offerings, require us to change our business practices or raise compliance costs or other costs of doing business. These laws and regulations, which continue to evolve, cover taxation, privacy and data protection, pricing, copyrights, distribution, mobile and other communications, advertising practices, consumer protections, the provision of online payment services, unencumbered Internet access to our offerings and the characteristics and quality of online offerings, among other things. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand a loss in business and proceedings or actions against us by governmental entities or others, which could adversely impact our results of operations.

We rely on mobile operating systems and application marketplaces to make our apps available to the drivers and riders on our platform, and if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high rider reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.

We depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make our apps available to the drivers and riders on our platform. Any changes in such systems and application marketplaces that degrade the functionality of our apps or give preferential treatment to our competitors’ apps could adversely affect our platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit us from making our apps available to drivers and riders, make changes that degrade the functionality of our apps, increase the cost of using our apps, impose terms of use unsatisfactory to us or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of our apps, overall growth in our rider or driver base could slow. Our apps have experienced fluctuations in number of downloads in the past, and we anticipate similar fluctuations in the future. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our apps. Additionally, in order to deliver high-quality apps, we need to ensure that our offerings are designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance drivers’ and riders’ experience. If drivers or riders on our platform encounter any difficulty accessing or using our apps on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our business, financial condition and results of operations could be adversely affected.

We depend on the interoperability of our platform across third-party applications and services that we do not control.

We have integrations with AutoNavi Maps (also known as Gaode Maps) and a variety of other productivity, collaboration, travel, data management and security vendors. As our offerings expand and evolve, including as we develop autonomous technology, we may have an increasing number of integrations with other third-party applications, products and services. Third-party applications, products and services are constantly evolving, and we may not be able to maintain or modify our platform to ensure its compatibility with third-party offerings following development changes. As our mobile application and respective products evolve, we expect the types and levels of competition to increase. Should any of our competitors or technology partners modify their products, standards or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us or gives preferential treatment to competitive products or services, our products, platform, business, financial condition and results of operations could be adversely affected.

Failure to protect or enforce our intellectual property rights could harm our business, financial condition and results of operations.

Our success is dependent in part upon protecting our intellectual property rights and technology (such as code, information, data, processes and other forms of information, knowhow and technology), or intellectual property. We rely on a combination of patents, copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property. However, the steps we take to protect our intellectual property may not be sufficient or effective. Even if we do detect violations, we may need to engage in litigation to enforce our rights. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management attention. While we take precautions designed to protect our intellectual property, it may still be possible for competitors and other unauthorized third parties to copy our technology and use our proprietary information to create or enhance competing solutions and services, which could adversely affect our position in our rapidly evolving and highly competitive industry.

We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or more costly technologies into our platform or harm our reputation or brand. In addition, we may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.

Our industry has also been subject to attempts to steal intellectual property, particularly regarding autonomous vehicle development, including by foreign actors. We, along with others in our industry, have been the target of attempted thefts of our intellectual property and may be subject to such attempts in the future. Although we take measures to protect our property, if we are unable to prevent the theft of our intellectual property or its exploitation, the value of our investments may be undermined and our business, financial condition and results of operations may be negatively impacted.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software. If we are held by the court to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

Our business and results of operations are also subject to global economic conditions, including any resulting effect on spending by us or our riders. If general economic conditions deteriorate in China or in other markets where we operate, discretionary spending may decline and demand for ridesharing may be reduced. An economic downturn resulting in a prolonged recessionary period may have a further adverse effect on our revenue.

Failure to maintain our reputation and brand image could negatively impact our business.

Our brand has received a certain level of recognition in mainland China, Hong Kong. Our success depends on our ability to maintain and enhance our brand image and reputation. We could be adversely affected if our brand is tarnished or receives negative publicity. In addition, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine consumer confidence in us, and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

In addition, our success in maintaining, extending and expanding our brand image depends on our ability to adapt to a rapidly changing media and internet environment, including our reliance on online advertising. Negative posts or comments about us on social networking websites could seriously damage our reputation and brand image. If we do not maintain, extend and expand our brand image, our product sales, financial condition or results of operations could be materially and adversely affected.

Our success is dependent on retaining key personnel who would be difficult to replace.

Our success depends largely on the continued services of our key management members. In particular, our success depends on the continued efforts of Ms. Wenxian Fan, our founder and Chief Executive Officer, President and Director. There can be no assurance that Ms. Fan will continue in her present capacities for any particular period of time. The loss of the services of Ms. Fan could materially and adversely affect our business development and our ability to expand and grow.

The legal requirements associated with being a public company, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain listing of our common stock.

We may be unable to attract and retain qualified officers and directors necessary to provide for our effective management because of the rules and regulations that govern publicly listed companies, including, but not limited to, certifications by principal executive officers. Currently, our Chief Executive Officer does not have extensive experience in operating a U.S. public company. Moreover, the actual and perceived personal risks associated with compliance with the Sarbanes-Oxley Act and other public company requirements may deter qualified individuals from accepting roles as directors and executive officers. At present, we do not maintain an independent board of directors. Further, the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters, may make it difficult to attract and retain qualified board members going forward.  If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain the listing of our common stock on any stock exchange (assuming we are able to obtain such listing) could be adversely affected.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

We are required to establish and maintain internal controls over financial reporting, disclosure controls and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder. Our senior management, which currently consists of Ms. Fan, cannot guarantee that our internal controls and disclosure procedures will prevent all possible errors or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management’s override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

Operating as a public company requires us to incur substantial costs and requires substantial management attention. In addition, key members of our management team have limited experience managing a public company.

As a public company, we will incur substantial legal, accounting and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market. For example, the Exchange Act requires, among other things, we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.

Our current management has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our shareholders without information or rights available to shareholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of an extension of time to comply with new or revised financial accounting standards;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company,” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates. As such, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of shares of our common stock.

Risks Associated With Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Most of our operations are conducted in the PRC and a significant percentage of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiary, we may make loans to our PRC subsidiary subject to the approval, registration, and filing with governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiary. Any shareholder loan to our PRC subsidiary, which is treated as a foreign-invested enterprise under PRC law, is subject to foreign exchange loan registration with the local counterpart of the State Administration of Foreign Exchange, or SAFE. Furthermore, loans by us to our PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE and capital contributions to our PRC subsidiary are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System of the MOFCOM, registration with the local counterpart of the State Administration for Market Regulation, or the SAMR, and the SAFE registration through local commercial banks in China. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i)directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and our common stock.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the U.S and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries that may affect our economic outlook both in the U.S and in China. Any political or trade controversies between the U.S and China, whether or not directly related to our business, could reduce the price of our common stock.

The fluctuation of the Renminbi may have a material adverse effect on your investment.

The exchange rates between the Renminbi and the U.S. dollar and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi was permitted to fluctuate within a band against a basket of certain foreign currencies. As a result, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. For almost two years after July 2008, the Renminbi traded within a very narrow range against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase exchange rate flexibility of the Renminbi. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

As we rely on dividends and other fees paid to us by our subsidiary and affiliated consolidated entities in China, any significant revaluation of the Renminbi could adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, shares of our common stock in foreign currency terms. To the extent that we need to convert U.S. dollars we received from our offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and consolidated affiliated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which might not reflect any underlying change in our business, financial condition or results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, Universe Travel, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our common stock. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries.

Our subsidiaries and affiliated entities in China are subject to restrictions on making dividends and other payments to us.

We are a holding company, and we rely on dividends and other equity distributions paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, Universe Travel is a wholly foreign-owned enterprise in China. As such, Universe Travel may pay dividends only out of its accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protections available relating to foreign investments in China. Nonetheless, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of such laws and regulations may not always be consistent and enforcement of these laws and regulations involves significant uncertainties, any of which could limit the available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and could have a retroactive effect. As a result, we might not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could adversely affect our business and impede our ability to continue our operations.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC’s system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, that is, it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

Because our principal assets are located outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us or to enforce a U.S. court judgment against us or our operating subsidiaries in the PRC.

A substantial portion of our operations and assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights against us based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, it may be difficult to enforce such judgments in PRC courts.

You may face difficulties in protecting your interests and exercising your rights as our stockholder since we conduct the bulk of our operations in China.

We conduct the bulk of our operations in China through Pony HK. Because of this factor, it may be difficult for you to conduct due diligence on the Company, our executive officers or director and attend stockholders meetings if the meetings are held in China. As a result, our public stockholders may have more difficulty in protecting their interests through actions against our management, our director or major stockholders than would stockholders of a corporation doing business entirely or predominantly within the United States.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the State Administration of Taxation, or SAT, issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced or supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to this Bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such an indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payer fails to withhold any or withholds insufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

In October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Nonresident Enterprises, or SAT Circular 37. Effective from December 2017, SAT Circular 37, among others, repealed the Circular 698 and amended certain provisions in Bulletin 7. According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the Enterprise Income Tax, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. However, if the non-resident enterprise voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Common Stock

Our majority stockholders will control our company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Ms. Fan, our Chief Executive Officer, President and director have over 92% beneficial ownership of our Company, through Pony Group Ltd, KERUIDA Investment Limited, Synionm Investments Limited and Wisdom Travel Service Investments Limited, which is beneficially owned by Ms. Fan. As a result, Ms. Fan will have the ability to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

No public market for our common stock currently exists, and an active trading market may not develop or be sustained following this offering.

As we are in our early stages of development, an investment in our Company will likely require a long-term commitment, with no certainty of return. We have applied for quotation of our common stock on the OTC Market. Even if our common stock is quoted on the OTC Market, there is no guarantee that there will be any trading in our common stock. In addition, there is a risk that we will not be able to have our stock listed or quoted on a more established market, and even if we are able to do so (of which no assurance can be given), we cannot predict whether an active market for our common stock will ever develop in the future.  In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for shares of our common stock may be limited; and

●	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

While we believe our revenues and cash on hand are adequate to meet our immediate needs, we may require additional funding in order to progress our business in the future. If we are unable to raise additional capital, we could be forced to delay, reduce or eliminate portions of our business.

While we believe our cash, cash equivalents on hand and cash from operations are adequate to meet our liquidity needs and capital expenditure requirements for at least the next 12 months, we may require an additional infusion of funds in the future to grow our business. In the event we were to experience an economic recession or a slow growth period, such an event could adversely affect our business, liquidity and future growth. In addition, should we experience instability in or a tightening of the capital markets, such an event could adversely affect our ability to obtain additional capital to grow our business on terms acceptable to us or at all.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may need to raise funding in the future to further develop our business. There can be no assurance that we will be able to raise sufficient capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be adversely affected to a significant extent.

If we raise additional capital by issuing equity securities, the percentage and/or economic ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock.

Debt financing, if obtained, may involve agreements that include liens on our assets, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, increases in our expenses and requirements that our assets be provided as a security for such debt. Debt financing would also be required to be repaid regardless of our operating results.

Funding from any source may be unavailable to us on acceptable terms, or at all. If we do not have sufficient capital to fund our operations and expenses, our business opportunities could be substantially diminished.

Assuming we can find market makers to establish quotations for our common stock, and assuming all applicable approvals are obtained, we expect that our common stock will be quoted on the OTC Market. This market is a relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than any tier of the NASDAQ or the New York Stock Exchange. No assurances can be given that our common stock, even if quoted on such markets, will ever trade on such markets, much less a senior market like NASDAQ or the New York Stock Exchange. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTC Market, in which case it might be listed on OTC Pink, which is even more illiquid than the OTC Market.

The lack of an active market impairs your ability to sell your shares of our common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to expand our operations through acquisitions by using our shares as consideration.

Even if our common stock becomes publicly-traded and an active trading market develops, the market price for our common stock may be volatile.

Even if our securities become publicly-traded and even if an active market for our common stock develops, of which no assurance can be given, the market price for our common stock may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	our capability to match and compete with technology innovations in the industry;

●	changes in the economic performance or market valuations of other companies in the same industry;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. Dollar; and

●	general economic or political conditions in or influencing China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our common stock begins trading over-the-counter, our common stock may be “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common stock may not develop or be sustained.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which we plan to have quoted for trading on the OTC Market, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market or, even if so, has a price of less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell shares of our common stock, which could depress the price of shares of our common stock.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell shares of our common stock, have an adverse effect on the market for shares of our common stock, and thereby depress price of our common stock.

You may face significant restrictions on the resale of your shares of our common stock due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this offering document. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Potential future sales under Rule 144 may depress the market price for the common stock.

In general, under SEC Rule 144, a person who has satisfied a minimum holding period of between six months to one-year, as well as meeting any other applicable requirements of Rule 144, may thereafter sell such shares publicly. Therefore, the possible sale of unregistered shares may, in the future, have a depressive effect on the price of our common stock in the over-the-counter market.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Universe Travel. Universe Travel may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

U.S. investors may experience difficulties in attempting to effect a service of process and enforce judgments based upon U.S. Federal Securities Laws against the company and its non U.S. resident officer and director.

We are a Delaware corporation and, as such, are subject to the jurisdiction of the State of Delaware and the United States courts for purposes of any lawsuit, action or proceeding by investors herein. An investor would have the ability to effect service of process in any action on the company within the United States. However, since Ms. Wenxian Fan, our sole officer and director reside outside the United States substantially all or a portion of the assets are located outside the United States. As a result, it may not be possible for investors to:

●	Effect service of process within the United States against your non-U.S. resident officers or directors;

●	Enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against any of the above referenced foreign persons in the United States;

●	Enforce in foreign courts U.S. court judgments based on the civil liability provisions of the U.S. federal securities laws against the above foreign persons; and

●	Bring an original action in foreign courts to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons.

The Company is selling shares without an underwriter and may not be able to sell all or any of the shares offered herein.

Shares of common stock are hereby being offered on our behalf by our officers and directors, on a best-efforts basis. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any shares of common stock. There are no firm commitments to purchase any of the shares in the direct public offering. Consequently, there is no guarantee that the Company, through its officers and directors, are capable of selling all, or any, of the shares of common stock offered hereby. The sale of a small number of shares increases the likelihood that no market will ever develop for our common stock. We will likely need to raise additional capital in the near future to finance our intended growth.

The exclusive forum provision in our subscription agreement may have the effect of limiting a purchaser’s ability to bring legal action against the company and could limit a purchaser’s ability to obtain a favorable judicial forum for disputes.

Section 6.5 of our subscription agreement, a copy of which is filed as Exhibit 10.3 to the registration statement of which this prospectus is a part, provides that, to the extent permitted by law, the Federal District Court, Southern District of New York (or, if such court does not have proper jurisdiction, the State Courts of New York County, New York) is the exclusive forum for all actions or proceedings relating to the subscription agreement, including any claim under federal securities laws. However, it is uncertain whether a court would enforce such a provision as to claims arising under federal securities laws (see “Description of Capital Stock – Forum Selection Provision”). Such provision may have the effect of limiting the ability of purchasers to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provision may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business and financial condition.

Purchasers in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

Purchasers in this offering will be bound by the subscription agreement, which provides that purchasers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws to the extent permitted by law (see “Description of Capital Stock – Jury Trial Wavier”).

If we or the subscriber opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. It is uncertain whether or not a court would enforce the waiver. If any purchasers bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, such purchasers may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any purchasers in this offering or by us of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to establish our business model and generate revenue and profit;

●	our ability to expand our business model;

●	our ability to manage or expand operations and to fill customers’ orders on time;

●	our ability to maintain adequate control of our expenses as we seek to grow;

●	the impact of significant government regulation in China;

●	our ability to implement marketing and sales strategies and adapt and modify them as needed; and

●	our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.10. The total offering amount is $250,000. We do not intend to employ any material amount of the contemplated offering to discharge any current or future indebtedness of the Company.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration process in a timely manner.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

●	Approximately 40% for talent recruitment, product innovation and development;

●	Approximately 30% for service offering expansion;

●	Approximately 10% for sales and marketing; and

●	Approximately 20% for general working capital.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein. Pending remitting the offering proceeds to China, we intend to invest our net proceeds in short-term, interest bearing, and investment-grade obligations.

The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company. There is no guarantee that we will receive any proceeds from the offering.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	625,000	1,250,000	1,875,000	2,500,000
Gross Proceeds	$62,500	$125,000	$187,500	$250,000
Total Before Expenses	$1,000	$1,000	$1,000	$1,000

Offering Expenses
Legal & Accounting	$10,000	$10,000	$10,000	$10,000
Publishing/EDGAR	$800	$800	$800	$800
Transfer Agent	$500	$500	$500	$500
SEC Filing Fee	$1,500	$1,500	$1,500	$1,500
Total Offering Expenses	$12,800	$12,800	$12,800	$12,800

Net Offering Proceeds	$48,700	$111,200	$173,700	$236,200

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. In order to implement our plan of operations for the next twelve month period, we require a minimum of $62,500 of funding from this offering. We anticipate that after the initial twelve month period we many need additional funding.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the common stocks being sold in this offering. The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

●	Our status as a developmental stage, “startup” company;

●	Costs associated with the continued development of our business into a profitable scale;

●	Our forecasted future prospects; and

●	Our current capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

If you purchase any of the shares offered by this prospectus, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the post-offering net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing stockholder for the presently outstanding stock. As of December 31, 2019, our net tangible book value was negative $141,453 or negative $0.0157 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (excluding deferred offering costs) less total liabilities, divided by 9,000,000, the number of shares of common stock outstanding at December 31, 2019.

The following table sets forth as of December 31, 2019, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholder and by new investors in this offering if new investors purchase 25%, 50%, 75% or 100% of the offering, after deduction of offering expenses, assuming a purchase price in this offering of $0.10 per share of common stock.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering price Per share	$0.10	$0.10	$0.10	$0.10
Post Offering Net Tangible Book Value	(92,753)	(30,253)	32,247	94,747
Post Offering Net Tangible Book Value Per Share	(0.0096)	(0.0030)	0.0030	0.0082
Pre-Offering Net Tangible Book Value Per Share	(0.0157)	(0.0157)	(0.0157)	(0.0157)
Increase (Decrease) Net Tangible Book Value Per Share After Offering for Original Shareholder	0.0061	0.0128	0.0187	0.0240
Dilution Per Share for New Shareholders	0.1096	0.1030	0.0970	0.0918
Percentage Dilution Per Share for New Shareholders	110%	103%	97%	92%

Capital Contribution by Purchasers of Shares	62,500	125,000	187,500	250,000
Capital Contribution by Existing Shares	9,000	9,000	9,000	9,000
% Contribution by Purchasers of Shares	87%	93%	95%	97%
% Contribution by Existing Shareholder	13%	7%	5%	3%
# of Shares After Offering Held by Public Investors	625,000	1,250,000	1,875,000	2,500,000
# of Shares After Offering Held by Existing Investors	9,000,000	9,000,000	9,000,000	9,000,000
Total Shares Issued and Outstanding	9,625,000	10,250,000	10,875,000	11,500,000
% of Shares - Purchasers After Offering	6%	12%	17%	22%
% of Shares - Existing Shareholder After Offering	94%	88%	83%	78%

Assuming we sell the entire offering of 2,500,000 shares, after giving effect to the sale of shares in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our post-offering net tangible book value as of December 31, 2019 would be $94,747 or $0.0082 per share. This amount represents an immediate increase in the post-offering net tangible book value of $0.0240 per share to our existing stockholder and an immediate dilution in the post-offering net tangible book value of approximately $0.0918 per share to new investors purchasing common shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Summary Financial Information” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We were incorporated in the State of Delaware on January 7, 2019. We are a travel service provider. We currently provide car services to individual and group travelers. We currently offer carpooling, airport pick-up and drop-off, and personal driver services for travelers between Guangdong Province and Hong Kong. We collaborate with car fleet companies and charge a service fee by matching the traveler and the driver. We officially launched our online service through our “Let’s Go” mobile application in December 2019 to provide multi-language services to international travelers coming to visit China. Redefining user experience, we aim to provide our users with comprehensive and convenient service offerings and become a one-stop travel booking resource for travelers. While network scale is important, we recognize that transportation happens locally. We currently operate in two markets – Guangdong Province and Hong Kong and plan to expand our offering in more oversea markets.

Plan of Operations

In January 2019, we started our Research and Development (“R&D”) project mobile Lets Go App (“App”) designed to have multi-language interface to attract users from the world, focusing on providing one-stop travel services to foreigners traveling in China, for both leisure and business.

In April 2019, we rolled out basic version which supports carpooling, car rental, Airport Pick-up and/or Drop-off, etc., ready for download at Apple App store; the basic version has an interface in Chinese language only. In May 2019, we rolled out second version which has an enhanced interface in both Chinese and English language, supporting payment through PayPal. By the end of 2019, we plan to roll out third version which has multi-language interface to attract users from all-over the world.

We intend to attract users from outside of China to use our App and expand our offerings on the App to serve as a one-stop shop to book tickets, reserve hotels, rent a car and hire an English speaking driver.

Our goal is to grow to an international player in the travel service market. To accomplish such goal, we will cooperate with other businesses which have capital, marketing and technology resources or products. We expect to recruit more workforce and talents, and develop new technologies and products.

Results of Operations

Twelve Months Ending December 31, 2019 Compared to December 31, 2018

Revenue

For the years ended December 31, 2019 and 2018, revenues were $65,112 and $3,229 respectively with an increase of $61,883 over the same period in 2018. The increase is mainly due to the increase in the number of customers in 2019 compared to 2018.

Cost of Revenue

Cost of Revenue for the years ended December 31, 2019 and 2018 were $53,192 and $2,635 respectively with an increase of $50,557 over the same period in 2018. This increase is mainly due to the increase in customers.

Gross Profit

Gross profits were $11,920 and $594 for the years ended December 31, 2019 and 2018, an increase of $11,326 over the same period in 2018. The gross profit margin as a percent of sales for the years ended December 31, 2019 and 2018 was 18.3% and 18.4%, respectively. The changing of subcontractor contributed to an increase of 4%.

Operating Expenses

Operating expenses for the years ended December 31, 2019 and 2018 were $129,668 and $12,412 respectively for an increase of $117,256 from the same period in 2019. The increase is mainly due to professional fees and the incorporation of Universe Travel Culture & Technology Ltd. (“Universe Travel”) in February 2019.

The operating expenses of Universe Travel were $44,297, which lead to an increase of total operating expense in the year ended December 31, 2019 over the same period in 2018.

The professional fees increased $37,075 over the same period in 2018 due to the audit fee and consultant fee related to the OTC listing.

Other Income (Expense)

Other income (expense) consists of interest income and exchange gain (loss). For the years ended December 31, 2019 and 2018, the net other income (expenses) were $2,013 and ($119), respectively with an increase of $2,132. The increase was mainly due to the change of exchange rate.

Liquidity and Capital Resources

We suffered recurring losses from operations and has an accumulated deficit of $140,533 at December 31, 2019. We had a cash balance of $44,105 and working capital deficit of $141,096 as of December 31, 2019. The Company has incurred losses of $115,735 and $11,937 for the year ended December 31, 2019 and 2018, respectively. The Company has not continually generated significant gross margins. Unless our operations generate a significant increase in gross margins and cash flows from operating activities, our continued operations will depend on whether we are able to raise additional funds through various sources, such as equity and debt financing, other collaborative agreements and/or strategic alliances. Our management is actively engaged in seeking additional capital to fund our operations in the short to medium term. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. As of December 31, 2019, we had enough cash to last approximately six months.

Net cash used in operating activities for the year ended December 31, 2019 amounted to $115,735, compared to $11,937 net cash used by operating activities for the year ended December 31, 2018. The increase of net cash used in operating activities was primarily due to the increased cash paid for professional services that are related to the OTC listing and the incorporation of a new entity.

There were both $0 cash used or provided by investing activities for the year ended December 31, 2019 and 2018, respectively.

Net cash provided by financing activities for the year ended December 31, 2019 amounted to $149,015, compared to net cash provided in financing activities of $13,146 in the year ended December 31, 2018, resulting in a net increase of cash provided by financing activities of $135,869. The cash provided by financing activities was loan from related party, the shareholder of the company.

In January 2020, the World Health Organization declared a global health emergency as the novel coronavirus outbreak continues to spread beyond China. In compliance with the government health emergency rules in place, the Company temporarily closed all offices in China and ceased operations from January 19, 2020 to February 10, 2020. The management expects a short-term decline in sales in the following months. Given the dynamic nature of these circumstances, the related impact on the Company’s consolidated results of operations, cash flows and financial condition cannot be accurately estimated at this time.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities, (2) sales of the Company’s services, (3) short-term and long-term borrowings from banks, and (4) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We continually evaluate our estimates, including those related to bad debts, the useful life of property and equipment and intangible assets, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our significant judgments and estimates used in the preparation of the financial statements.

Accounts Receivable - The customers are required to make payments when they book the services, otherwise, the services will not be arranged. Sometimes, the Company extends credit to its group clients. The company considers accounts receivable to be fully collectible at year-end. Accordingly, no allowance for doubtful accounts has been recorded.

Revenue Recognition - The Company recognizes revenue in accordance with ASC 606. The core principle of ASC606 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASC 606 defines a five-step process to achieve this core principle, which includes: (1) identifying contracts with customers, (2) identifying performance obligations within those contracts, (3) determining the transaction price, (4) allocating the transaction price to the performance obligation in the contract, which may include an estimate of variable consideration, and (5) recognizing revenue when or as each performance obligation is satisfied. Our sales arrangements generally ask customers to pay in advance before any services can be arranged. The company recognizes revenue when each performance obligation is satisfied. Documents and terms and the completion of any customer acceptance requirements, when applicable, are used to verify services rendered. The Company has no returns or sales discounts and allowances because services rendered and accepted by customers are normally not returnable

Off-Balance Sheet Arrangements

As of September 30, 2019, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

BUSINESS

Overview

We are a travel service provider. We currently provide car services to individual and group travelers. We currently offer carpooling, airport pick-up and drop-off, and personal driver services for travelers between Guangdong Province and Hong Kong.

We work with our partner car fleet companies to arrange car services to pick up the traveler at a scheduled time upon receipt of a customer’s request. The car fleet company provides a quote for each order and we charge the car fleet company a service fee. To improve our customer’s experience, we officially launched our online service through our “Let’s Go” mobile application in December 2019 to provide multi-language services to international travelers coming to visit China. Redefining user experience, we aim to provide our users with comprehensive and convenient service offerings and become a one-stop travel booking resource for travelers. While network scale is important, we recognize that transportation happens locally. We currently operate in two markets – Guangdong Province and Hong Kong and plan to expand our offering in more oversea markets.

We completed 400 orders in fiscal 2017, 460 in 2018 and 922 in 2019, and generated revenue of $2,805, $3,229 and $65,112 in fiscal 2017, 2018 and 2019, respectively. As of the date of this prospectus, we partnered with six car fleet companies with more than 50 vehicles in service. We incurred net loss of $11,652, $11,937 and $115,735 in the fiscal 2017, 2018 and 2019, respectively.

Corporate History and Structure

We commenced our car service business in April 2016 through Pony Limousine Services Limited in Hong Kong (“Pony HK”). On January 7, 2019, we formed our offshore entity, Pony Group Inc. to facilitate offshore financing. On March 7, 2019, we acquired 100% equity interests of Pony HK from Ms. Wenxian Fan, its founder and sole shareholder. On February 2, 2019, Universe Travel Culture & Technology Ltd. (“Universe Travel”) was incorporated as a wholly-owned PRC subsidiary of Pony HK.

The following diagram illustrates our corporate structure as of the date of this prospectus.

The following diagram illustrates our corporate structure after this offering (assuming all the shares are sold).

Our Industry

According to the Hong Kong Tourism Board (HKTB), 51,038,230 travelers from mainland China visited Hong Kong in 2018, representing a 14.8% increase from 2017. Mainland Chinese visitors were the driving force that pushed Hong Kong’s tourism industry. Mainland China has become Hong Kong’s largest source of travelers. As the Chinese government continue to open up its border and roll out a series of initiatives to simplify the entry procedures at the border, more Chinese travelers are expected to visit Hong Kong through different transportations in the future. HKTB estimates that about 61% of the mainland travelers are day trippers who normally rely on ground transportations such as railways or cars. Additionally, the Hong Kong-Zhuhai-Macau bridge and the express rail link to Guangzhou help position Hong Kong as a gateway for foreign visitors wishing to visit the mainland. As a company that provides car services between mainland and Hong Kong, we believe we can leverage our expertise and experience in this industry to be at the forefront of and capitalize on such opportunities.

Our Strengths

The competitive strengths of our service is our high quality car fleets that we utilize, outstanding user experience, flexibility and convenience. Together, these elements differentiate us from others.

●	High quality car fleets. The car fleet companies that we partner with are all reputable companies in the industry with valid operation licenses and qualified drivers in both mainland China and Hong Kong. We evaluate the car fleet companies on a quarterly basis based on the reviews and scores our customers give.

●	Outstanding user experience. We have two experienced customer service specialists who can respond to inquiries and customers’ demands seamlessly. All complaints from our customer about our service, the drivers or the cars we receive will be addressed timely and properly once verified.

●	Flexibility and convenience. We offer various car services in and between Guangdong and Hong Kong, including airport shuttles, Guangdong-Hong Kong single or round trip, Guangdong-Hong Kong carpooling, Guangdong-Hong Kong group bus and personal driver service. Our car fleets include cars with 5 to 14 seats and buses with larger capacity for group travelers to meet our customers’ needs.

Our Growth Strategy

Key elements of our growth strategy include:

●	Grow our customer base. We see significant opportunity to continue to grow our customer base. We intend to drive organic adoption in our customer base by continuing to make investments in our brand and growth marketing to increase consumer awareness. We plan to expand our service coverage beyond the geographies and markets we currently serve. We also believe we will benefit from demographic trends, such as the growing percentage of Chinese people traveling overseas and international visitors traveling into China.

●	Increase our use cases. We continuously work to extend our offerings. We offer individuals, groups and enterprises transportation solutions tailored to their needs. We aim to create more convenient and user-friendly products for travelers, and we will continue to transform our products to meet our customer needs.

●	Invest in technology to increase efficiency. We believe that technologies will afford us to deliver a more affordable, convenient and high-quality experience for our customers and increase efficiency of our operation. We aim to create innovative products for travelers.

The Pony Solution

We offer our customers seamless, customized and on-demand access to a variety of transportation options. Currently, most of our customers are entities such as business companies, travel agencies or societal associations. To be as flexible and convenience as possible to our customers, we take orders from customers any time through WeChat, Tencent QQ, email and phone call, upon which we obtain a quote from our car fleet companies and forward it to the customer. Once the order is confirmed, the accepted car fleet company will perform the service by sending a driver to pick up the customer at the scheduled time. We charge the car fleet company a 5-15% service fee on each completed order. We completed 400 orders in 2017 and 460 in 2018 and generated $2,805 and $3,229 in 2017 and 2018, respectively.

We care deeply about our customers and work to build long-term relationships with them by:

●	developing simple, elegant and intuitive solutions; and

●	focusing intensely on the user experience;

We believe this approach fuels our word-of-mouth referrals and reinforces our community’s desire to use Pony over alternatives. Our revenue continues to grow with amount of orders increasing 15% in 2018 compared to 2017.

Sales and Marketing

We market our services to users directly through word-of-mouth referrals, brand advertising. We plan to attract consumers and promote offerings on our “Let’s Go” application through sponsored events, social networking sites including Facebook, Twitter and Instagram and other similar initiatives.

Seasonality

Our current operations experience seasonality. We see high demands of our services during the golden weeks in China which was intended to help expand the domestic tourism market. Our business slows down during February to April.

Intellectual Property

We currently do not have any intellectual property. In July 2019, we started the process of registering our trademark with the Trade Marks Registry in Hong Kong.

Competition

Competition in the car service industry is intense and evolving. Our primary competitors are Shenzhen Anxun Automobile Rental Co., Ltd, The Motor Transport Company of Guangdong and Hong Kong Limited and China Comfort (Shenzhen) Travel Services Co. Ltd. We believe the primary competitive factors in our markets include pricing, user experience, brand, technological innovation, safety and reliability. We believe we compete favorably across these factors. We are strategically positioned in the Guangdong-Hong Kong market where the demand for traveling between these two places is high. However, many of our competitors and potential competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets and established marketing relationships, access to larger customer bases and significantly greater resources for the development of their offerings. For additional information about the risks to our business related to competition, see the section titled “Risk Factors— We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.”

Employees

As of the date of this prospectus, we have a total of 3 full-time employees and 2 part-time employees working for customer services. The following table sets forth the number of our employees categorized by function as of that date:

Function	Total Number of Employees
Technology & Product Development	2
Human Resource & Administration	1
Customer Services	2
Total	5

Facilities

We lease an office at Engineer Experiment Building, A202, 7 Gaoxin South Avenue, Nanshan District, Shenzhen, Guangdong Province, China, encompassing approximately 205 square meters of space for a monthly rent of RMB 25,808.58 (approximately $3,700). The lease for this facility expires on February 28, 2022. We believe the rented space is sufficient for our current operations. We believe our facilities are sufficient for our current needs.

Insurance

We currently do not have any insurance coverage other than participation in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund.

Legal Proceedings

From time to time, we may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash-flow or results of operations.

Regulations

This section sets forth a summary of the most significant laws, rules and regulations that affect our business and operations in China.

We provide our service through third-party transportation companies and do not own the vehicle ourselves for operation, therefore we believe we do not need the qualifications related to vehicle transportation operations.

Regulations Relating to Foreign Investment

The Guidance Catalog of Industries for Foreign Investment

Investment activities in the PRC by foreign investors shall comply with the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended continuously by MOFCOM, and the National Development and Reform Commission, or NDRC. According to the Catalog, industries are classified as three categories: encouraged foreign invested industries, restricted foreign invested industries and prohibited foreign invested industries. Any industry not listed in the Catalog or any encouraged foreign invested industry listed in the Catalog is a permitted industry. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. Foreign investors are not allowed to invest in industries within the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations.

In June 2018, the MOFCOM and the NDRC promulgated the Special Administrative Measures for the Access of Foreign Investment (Negative List), or the Negative List (2018), effective in July 2018. The Negative List(2018) expands the scope of permitted industries by foreign investment by reducing the number of industries that fall within the Negative List(2018) where restrictions on the shareholding percentage or requirements on the composition of board or senior management still exists. In June 2019, the MOFCOM and the NDRC promulgated the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2019 Edition), or the Negative List (2019) to replace the Negative List (2018), effective in July 2019. The Negative List (2019) has reduced 8 special management measures in the Negative List (2018). We believe that our current business is to provide travel services and therefore falls in neither the Negative List (2018) nor the Negative List(2019).

Foreign Investment Law

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which will become effective on January 1, 2020 and replace three existing laws on foreign investments in China, namely, the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law, together with their implementations and ancillary regulations to become the legal foundation for foreign investment in the PRC.

According to the Foreign Investment Law, the State Council will publish or approve to publish a catalogue for special administrative measures, or the “negative list.” The Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list.” Because the “negative list” has yet to be published, it is unclear whether it will differ from the current Negative List. The Foreign Investment Law provides that foreign invested entities operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities.

Furthermore, the Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises

On September 3, 2016, the Standing Committee of the National People’s Congress promulgated the Decision of the Standing Committee of the National People’s Congress on Amending Four Laws Including the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises (the “Decision”), which provides record-filing in lieu of administrative approval for the establishments and alterations of foreign invested enterprises (the “FIEs”) not subject to special administrative measures.

In order to provide more guidance for foreign-invested Enterprises, the MOFCOM issued the Interim Administrative Measures for the Record-filing for the Establishment and Alteration of Foreign-invested Enterprises (the “Interim Measure”) on October 8, 2016(Revised in July 30, 2017and June 29, 2018), or the Measures. The Measures provided detail instructions for foreign-invested enterprise to carry out record filing in terms of the change of the enterprise in China.

The M&A Rules

The Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, was jointly promulgated by MOFCOM, China Securities Regulatory Commission, or CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration of Industry and Commerce and State Administration of Foreign Exchange, or SAFE, on August 8, 2006 and became effective as of September 8, 2006, and were later amended on June 22, 2009. This M&A Rules governs among other things, the purchase and subscription by foreign investors of equity interests in a domestic enterprise, and the purchase and operation by foreign investors of the assets and business of a domestic enterprise. An offshore special purpose vehicle, or SPV, is defined under the M&A Rules as an offshore entity directly or indirectly controlled by Chinese individuals or enterprises for the purpose of an overseas listing, and the main assets of which are the rights and interests in affiliated domestic enterprises. Under the M&A Rules, if a SPV intends to merge with or acquire any domestic enterprise affiliated from the Chinese individuals or enterprises that control the SPV, such proposed merger or acquisition shall be submitted to the MOFCOM for approval. The M&A Rules also require that a SPV shall obtain an approval from the CSRC prior to the listing and trading of its securities on an overseas stock exchange.

Regulations Relating to Intellectual Property Rights

Software Copyright

The Copyright Law of the PRC, promulgated in 1990 and amended it in 2001 and 2010, and the Regulations on Computer Software Protection, promulgated by the State Council of the PRC on December 20, 2001 and revised on January 8, 2011 and January 1, 2013, provide protection to the rights and interests of computer software copyright holders. Pursuant to the Regulations on Computer Software Protection, software developed by PRC citizens, legal entities or other organizations is automatically protected immediately after its development, regardless of whether the software was published. A software copyright owner may register with the designated registration authorities and obtain a registration certificate, which serves as preliminary proof of ownership of the copyright and other registered matters. The operational procedures for the registration of software copyright and the registration of software copyright license and transfer agreements are set forth in the Measures on Computer Software Copyright Registration promulgated by the National Copyright Administration on February 20, 2002.

Patents

The NPCSC adopted the Patent Law of the PRC in 1984 and amended it in 1992, 2000 and 2008, respectively. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder.

Domain Name

On November 5, 2004, the MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. According to the Domain Name Measures, “domain name” shall refer to the character identifier for identifying and locating the hierarchical structure of a computer on the Internet, which corresponds to the Internet protocol (IP) address of the computer concerned. A domain name registration service shall observe the principle of “first apply, first register”. Where the domain name is completed, the applicant for the domain name registration shall be the holder of the domain name.

Trademark

The PRC Trademark Law, adopted in 1982 and revised in 2001 and 2013, respectively, with its implementation rules adopted in 2002 and revised in 2014, protects registered trademarks. The Trademark Office handles trademark registrations and grants a protection term of ten years to registered trademarks.

Regulations on Foreign Exchange

Foreign Exchange Settlement

The Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, which was promulgated by the SAFE on March 30, 2015 and became effective as of June 1, 2015, adopts the approach of discretional foreign exchange settlement, under which the foreign exchange capital in the capital account of a foreign-invested enterprise for which the foreign-invested enterprise has obtained confirmation by the local SAFE branches regarding the rights and interests of monetary contribution (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operation needs of such foreign-invested enterprise. The capital in Renminbi obtained by the foreign-invested enterprise from the discretionary settlement of foreign exchange capital shall be managed under the account pending for foreign exchange settlement payment. The proportion of discretionary settlement of foreign exchange capital is temporarily determined as 100%, subject to the adjustment of the SAFE.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE Circular 37 promulgated by the SAFE in July 2014, requires PRC residents or entities to register with the SAFE or its local branch their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of its basic information (including change of such PRC citizens or residents, name and operation term, and etc.), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions, etc.

SAFE further enacted the Notice of the SAFE on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Notice 13, on February 13, 2015, which allows PRC residents or entities to register with qualified banks their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 will continue to fall under the jurisdiction of the relevant local branch of the SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities. Further, the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

Regulations Relating to Dividend Distribution

The principal laws and regulations regulating the distribution of dividends by FIEs in the PRC include the Company Law of the PRC, as amended in 1999, 2004, 2005, 2013 and 2018, the Wholly Foreign-owned Enterprise Law of the PRC promulgated in 1986 and last amended in 2016 and its implementation regulations promulgated in 1990 and subsequently amended in 2001 and 2014, the Equity Joint Venture Law of the PRC promulgated in 1979 and last amended in 2016 and its implementation regulations promulgated in 1983 and last amended in 2014, and the Cooperative Joint Venture Law of the PRC promulgated in 1988 and last amended in 2017 and its implementation regulations promulgated in 1995 and last amended in 2017. Under the current regulatory regime in the PRC, FIEs in the PRC may pay dividends only out of their accumulated profit, if any, determined in accordance with PRC accounting standards and regulations. Except otherwise provided by the laws regarding foreign investment, a PRC company is required to set aside at least 10% of its after-tax profit as general reserves until the cumulative amount of such reserves reaches 50% of the company’s registered capital. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Foreign Debts

Considering that certain foreign debts may be generated during the oversea or domestic investment from PRC residents, the State Administration of Foreign Exchange promulgated the Administrative Measures for Registration of Foreign Debts, or the Measures, on April 28, 2013 and became effective on May 13, 2013. This Measures require the entity to complete several regulatory procedures in terms of foreign debts. For example, after borrowed the foreign debts, debtors shall carry out registration on local SAFE in relation to the execution of the contract, the drawdown, the prepayment or the foreign exchange settlement and sales within a specific period. For any change of the foreign debts contract, an amendment registration shall be carried out with the local SAFE.

Regulations Relating to Employment and Social Insurance

Pursuant to the PRC Labor Law effective as of January 1, 1995 (as amended on August 27, 2009), and the PRC Labor Contract Law effective as of January 1, 2008 (as amended on December 28, 2012), a written labor contract shall be executed by employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. In addition, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must include an unlimited term, with certain exceptions. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

According to the Social Insurance Law of China effective from July 1, 2011, and the Housing Fund Regulation which was amended and became effective on March 24, 2002, employers in China shall pay contributions to the social insurance plan and the housing fund plan for their employees, and such contribution amount payable shall be calculated based on the employee actual salary in accordance with the relevant regulations.

Regulations on Tax

PRC Enterprise Income Tax Law

On March 16, 2007, the National People’s Congress promulgated the Law of the PRC on Enterprise Income Tax, which was amended on February 24, 2017 and December 29, 2018, and on December 6, 2007, the State Council of the PRC enacted The Regulations for the Implementation of the Law on Enterprise Income Tax, or collectively, the EIT Law. According to the EIT Law, taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose “de facto management body” is located in the PRC. Non-resident enterprises are defined as enterprises that are set up in accordance with the laws of foreign countries and whose de facto management body is located outside the PRC, but have either established institutions or premises in the PRC or have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, enterprises are subject to a uniform corporate income tax rate of 25%. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishments or premises in the PRC but their relevant income derived in the PRC is not related to those establishments, then their enterprise income tax would be set at a rate of 10% for their income sourced from inside the PRC.

As noted, the EIT Law provides that an income tax rate of 10% will be applicable to dividends or other gains received by investors who are “non-resident enterprises” and who meet the requirements for the lower enterprise income tax rate. Such income tax on dividends may be reduced further by the tax treaties between China and the jurisdictions in which our non-PRC shareholders reside. Specifically, pursuant to an Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong enterprise (being the beneficial owner of dividends from a PRC enterprise) is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong enterprise receives from the PRC enterprise may be reduced to 5% subject to approval from the relevant tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or Notice No. 81, issued on February 20, 2009 by the State Tax Administration, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a corporate structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Moreover, based on the Announcement on Certain Issues Concerning the Recognition of Beneficial Owners in Tax Treaties, which was issued on February 3, 2018 by the State Tax Administration, conduit companies, which are established for the purpose of evading or reducing tax, or transferring or accumulating profits, shall not be recognized as beneficial owners and are thus not entitled to the above tax benefits.

PRC Value-added Tax Law

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council of the PRC on December 13, 1993 and subsequently amended on November 10, 2008, February 6, 2016 and November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance and the SAT on December 15, 2008 and subsequently amended on October 28, 2011 (collectively, the “VAT Law”). According to the VAT Law, all enterprises and individuals engaged in the sale of goods, provision of processing, repair and replacement services, and importation of goods within the territory of the PRC must pay value-added tax, or VAT. Other than exports (subject to 0% VAT rate) and certain products listed in the VAT Law (subject to 11% VAT rate), the sale and importation of goods were generally subject to a VAT rate of 17%. Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates, which became effective on May 1, 2018, the previous applicable VAT rate of 17% and 11% are adjusted to 16% and 10%, respectively.

Management

Directors and Officers

The following table sets forth certain information regarding our board of directors and our executive officer, as of the date of this prospectus.

Name	Age	Position
Wenxian Fan	43	Chair of the Board of Directors, Chief Executive Officer and Chief Financial Officer

Wenxian Fan is the founder of our Company and has been serving as our Chair of the Board of Directors, Chief Executive Officer and Chief Financial Officer since its inception. Ms. Fan’s primary responsibilities include defining our global expansion, sales and marketing strategies, establishing company-wide policies and overall management. Ms. Fan has more than 20 years of experience in the transportation industry. Ms. Fan founded Pony Limousine Services Limited in March 2016, and Shenzhen Yilutong Technology Co. Ltd. in December 2015 and has been its Chair of the board of directors since its inception. She was the general manager of Shenzhen Zhixingzhiyuan Technology Co., Ltd., an online designated driver service company, from March 2015 to December 2015. She also served as vice general manager of Shenzhen Zhongqinghechuang Cultural Media Technology Co. Ltd. from June 2010 to March 2015. She was the administration officer of global sales department (West Africa region) for Huawei Technologies Co., Ltd since June 2006 to August 2007. Since August 2007 to July 2009, she served as administration director of Freeboarders Software Development (Shenzhen) Co., Ltd. Ms. Fan started her transportation management career and held multiple positions at Shenzhen Transportation Center since September 1998. Ms. Fan received her bachelor’s degree in transportation economic from Shenzhen University in June 1998 and her master’s degree in transportation management from Wuhan University of Technology in January 2004.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Director Independence and Committees of the Board of Directors

We are not required to have any independent members of the Board of Directors. Our Board of Directors has determined that none of the directors are independent under applicable SEC rules. As we do not have any board committees, the Board as a whole carries out the functions of audit, nominating and compensation committees.

Code of Business Conduct and Ethics and Insider Trading Policy

We currently do not have a Code of Ethical Conduct and an Insider Trading Policy but plan to adopt them as we develop our business in the future.

Executive Compensation

The following table sets forth the aggregate compensation paid to our Chief Executive Officer for services rendered in all capacities for the fiscal years ended December 31, 2018 and 2019.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wenxian Fan	2019	—	—	—	—	—	—
Chair of the Board and Chief Executive Officer	2018	—	—	—	—	—	—

Employment Agreements and Potential Payments Upon Termination

We have not entered into any employment agreement with our executive officer.

Equity Compensation Plan Information

None.

Outstanding Equity Awards at Fiscal Year-End

None.

Director Compensation

To date, we have not paid any remuneration to our directors in their capacities as such.

Principal Stockholders

Based solely upon information made available to us, the following table sets forth information as of the date of this prospectus regarding the beneficial ownership of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 9,000,000 shares of common stock outstanding. In addition, the number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of 2,500,000 shares of common stock in this offering at a fixed price of $0.10 per share.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is c/o Engineer Experiment Building, A202, 7 Gaoxin South Avenue, Nanshan District, Shenzhen, Guangdong Province, China 518054.

Name of Beneficial Owner	Shares of Common Beneficially Stock Owned(1)(5)	Percent of Common Stock Beneficially Owned Before Offering(1)*	Percent of Common Stock Beneficially Owned After Offering(1)*
5% Beneficial Owners
Pony Group Ltd.(2)	5,580,000	62.00%	55.8%
KERUIDA Investment Limited(3)	900,000	10.00%	9%
Synionm Investments Limited(4)	900,000	10.00%	9%
Wisdom Travel Service Investments Limited(5)	900,000	10.00%	9%
Directors and Officers
Wenxian Fan	8,280,000	92.00%	82.8%

(1)	Percentage ownership is based on 9,000,000 shares of our common stock outstanding prior to this offering and shares of our common stock outstanding after this offering.

(2)	Wenxian Fan has sole voting and dispositive power of shares beneficially owned by Pony Group Ltd.

(3)	Wenxian Fan has sole voting and dispositive power of shares beneficially owned by KERUIDA Investment Limited.

(4)	Wenxian Fan has sole voting and dispositive power of shares beneficially owned by Synionm Investments Limited.

(5)	Wenxian Fan has sole voting and dispositive power of shares beneficially owned by Wisdom Travel Service Investments Limited.

*	Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

Certain Relationships and Related Party Transactions

We do not have transactions since our inception, or which are currently being proposed, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Policy on Related Party Transactions

We currently do not have a company policy on related party transactions. In addition, none of the related party transactions disclosed above were approved by our Board. We plan to adopt a policy on related party transactions in the near term as we further develop our business and improve our corporate governance.

Description of Capital Stock

General

The following description of our capital stock does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our certificate of incorporation authorizes the issuance of up to 70,000,000 shares of common stock, par value $0.001 per share.   As of the date of this prospectus, 9,000,000 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential distribution rights of third parties (of which there are presently none). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Corporate Stock Transfer.

Delaware Law and Certain Charter and Bylaw Provisions

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company, such as:

●	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

●	limiting the ability of stockholders to call special meetings of stockholders;

●	permitting stockholder action by written consent;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

●	requiring a super-majority vote of our stockholders to remove directors of our company; and

●	providing that our stockholders may only remove our directors for “cause” (as defined in our bylaws).

These provisions affect your rights as a stockholder since they permit our Board of Directors to make it more difficult for common stockholders to replace members of the Board or undertake other significant corporate actions. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Elimination of Monetary Liability for Officers and Directors

Our certificate of incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Forum Selection Provision

Section 6.5 of our subscription agreement, a copy of which is filed as Exhibit 10.3 to the registration statement of which this prospectus is a part, provides that, to the extent permitted by law, the Federal District Court, Southern District of New York (or, if such court does not have proper jurisdiction, the State Courts of New York County, New York) is the exclusive forum for all actions or proceedings relating to the subscription agreement, including any claim under federal securities laws. However, it is uncertain whether a court would enforce such a provision as to claims arising under federal securities laws. This exclusive forum provision does not apply to subsequent secondary purchasers.

Jury Trial Waiver

Purchasers in this offering will be bound by the subscription agreement, which provides that purchasers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws to the extent permitted by law. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. This jury trial waiver does not apply to subsequent secondary purchasers.

Shares Eligible For Future Sale

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 9,000,000 shares of our common stock prior to this offering, and we will have outstanding 11,500,000 shares of our common stock after conclusion of this offering assuming we sell all 2,500,000 shares. All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 9,000,000 unregistered shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports. We believe that we are not a shell company but, instead, a start-up company as we have a definite business plan and have undertaken substantial activity to conduct our travel service businesses.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the number of shares of our common stock then outstanding; or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Plan of Distribution

We are registering 2,500,000 shares of our common stock for sale at the price of $0.10 per share.

This is a self-underwritten offering, and Ms. Fan, our Chief Executive Officer, will sell the shares directly to family, friends, business associates and acquaintances, with no commission or other remuneration payable to her for any shares they may sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. In offering the securities on our behalf, she will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Ms. Fan will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions, as noted herein, under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer:

1.	Our Chief Executive Officer is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and

2.	Our Chief Executive Officer will not be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Our Chief Executive Officer is not, nor will she be at the time of her participation in the offering, an associated person of a broker-dealer; and

4.	Our Chief Executive Officer meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily performs, or intends primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) she is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii). Under Paragraph 3a4-1(a)(4)(iii), our president, secretary, treasurer and director must restrict her participation to any one or more of the following activities:

A.	Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by her of a potential purchaser; provided, however, that the content of such communication is approved by our president, secretary, treasurer and director;

B.	Responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

C.	Performing ministerial and clerical work involved in effecting any transaction.

Our Chief Executive Officer does not intend to purchase any shares in this offering.

We are subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and a distribution participant under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

Penny Stock Regulations

You should note that our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Procedures for Subscribing

The shares will be offered at a fixed price of $0.10 per share for a period of three months from the effective date of this prospectus. After such three-month period, the offering expires (“Termination Date”). If you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement, a copy of which is filed as Exhibit 10.3 to the registration statement of which this prospectus is a part, and send it together with payment in full following the instructions set forth in the subscription agreement. You may elect to receive the shares by electronic delivery or a physical stock certificate. A closing or several closings will occur on or prior to the Termination Date.

Deposit of Offering Proceeds

Subscription funds in connection with the purchase of our shares shall be wired immediately to an escrow account (the “Escrow Account”) maintained by our escrow agent, Shenzhen Yizhongxing Media Technology Co., Ltd. (the “Escrow Agent”) pursuant to certain escrow agreement between the Escrow Agent and us, and will be deposited in a noninterest-bearing bank account until the subscription agreements are accepted by us at the closing. Failure to execute a subscription agreement at the time the funds are sent to the Escrow Account will result in monies being returned to the investors. No interest will be paid to any shareholder, investor or us. All subscription agreements and subscription funds are irrevocable. All subscription funds will be held in the Escrow Account pending our written instruction before the Termination Date. Subscription funds will be released to us by the Escrow Agent at the closing in accordance with our written instructions. If the Escrow Agent has not received written instructions from us regarding the disbursement of the subscription funds by the Termination Date, the Escrow Agent will return the subscription funds, if any, to the investors without interest.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected at the closing.

OTC Bulletin Board or the OTCQB Considerations

To be quoted on the OTC Bulletin Board or the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board or the OTCQB.

The OTC Bulletin Board or the OTCQB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board or the OTCQB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board or the OTCQB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board or the OTCQB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board or the OTCQB will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board or the OTCQB rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board or the OTCQB securities. Investors do not have direct access to the bulletin board service or the OTCQB service. For bulletin board and OTCQB securities, there only has to be one market maker.

Bulletin board or OTCQB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board or the OTCQB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board or OTCQB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board or the OTCQB.

Blue Sky Law Considerations

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTC Bulletin Board or the OTCQB, investors should consider any secondary market for the Company’s securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board or the OTCQB.  We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states, which require shares to be qualified before they can be resold by our shareholders.

Experts

The audited financial statements of Pony Group Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of BF Borgers CPA PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Legal Matters

Ellenoff Grossman & Schole LLP, New York, New York, will pass upon the validity of the securities offered hereby. Legal matters as to PRC law will be passed upon for us by Beijing Haotai Law Firm.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

We also maintain a website at http://ponylimousine.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Pony Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pony Group, Inc. as of December 31, 2019 and 2018, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2019

Lakewood, CO

April 23, 2020

PONY GROUP INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

Assets
Current assets
Cash and cash equivalents	$44,105	$10,794
Other receivables	31	-
Deferred offering cost	48,500	-
Total current assets	92,636	10,794

Total assets	$92,636	$10,794

Liabilities and Equity

Current liabilities
Accounts payable	$-	$-
Other payable-related party	217,791	34,278
Other current liability	15,941	-
Total current liabilities	233,732	34,278
Total liabilities	233,732	34,278

Equity
Common stock	2	-
Additional paid in capital		1,290
Accumulated foreign currency exchange loss	(565)	25
Accumulated deficit	(140,890)	(24,799)
Total Pony Group Inc stockholders’ equity	(141,096)	(23,484)
Total equity	(141,096)	(23,484)
Total liabilities and equity	$92,636	$10,794

The accompanying notes are integral to these consolidated financial statements.

PONY GROUP INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year Ended Dec 31,
	2019	2018
Revenue	$65,112	$3,229

Cost of revenue	53,192	2,635

Gross profit	11,920	594

Operating expenses
General & administrative expenses	126,502	12,412
Selling expenses	3,166
Total operating expenses	129,668	12,412

Loss from operation	(117,748)	(11,818)

Other income (expenses)
Other income (expense)	2,013	(119)
Total other income	2,013	(119)

Income (Loss) before income taxes		(11,937)
Provision for income tax		-
Net Income (Loss)	$(116,091)	$(11,937)

Net Income (Loss)	(115,735)	(11,937)

Other Comprehensive Income		-
Comprehensive income (loss)	(115,735)	(11,937)

The accompanying notes are integral to these consolidated financial statements.

PONY GROUP INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGE IN EQUITY

	Common stock		Additional Paid-In	Subscription received in	Accumulated Other Comprehensive Income	Accumulated Earnings
	Shares	Amount	Capital	advance	(Loss)	(Deficit)	Total
Balance as of December 31, 2017	-	-	1,290	-	16	(12,862)	(11,556)

Cumulative Foreign currency translation adjustment	-	-	-	-	9	-	9
							-
Net (Loss)	-	-	-	-	-	(11,937)	(11,937)
							-
Balance as of December 31, 2018	-	-	1,290	-	25	(24,799)	(23,484)

Proceeds from private placement offering	1,500	2					2
Purchase from sole owner			(1,290)				(1,290)
Cumulative Foreign currency translation adjustment	-	-	-	-	(590)	-	(590)

Net (Loss)	-	-	-	-	-	(115,734)	(115,734)

Balance as of December 31, 2019	-	2	-	-	(565)	(140,533)	(141,096)

The accompanying notes are integral to these consolidated financial statements.

PONY GROUP INC., AND SUBSIDIARIES

CONSOLIDATED STATEMETNS OF CASH FLOWS

	For the year Ended Dec 31,
	2019	2018

Operating activities
Net Loss	(115,735)	(11,937)

Changes in operating assets and liabilities:
Accounts receivable
Other receivable	32
Cash provided (used) in operating activities	(115,703)	(11,937)

Cash flow used in investing activities:
Cash used in investing activities	-	-

Cash flow provided (used) by financing activities:
Payment for deferred offering cost	(34,500)
Advance from (repayment to) related party	183,513	13,146
Proceed from Issue of Common Stock	2
Cash provided by financing activities	149,015	13,146

Effects of currency translation on cash	(1)	(23)

Net increase (decrease) in cash	33,311	1,209
Cash at beginning of the period	10,794	9,608
Cash at end of period	44,105	10,794

Supplementary Disclosures of Cash Flow
Cash paid during three months for
Income taxes	$-	$-
Interest	$-	$-

The accompanying notes are integral to these consolidated financial statements.

PONY GROUP INC., AND SUBSIDIARIES

NOTES FOR THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 1 - ORGANIZATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

PONY GROUP INC, (The “Company” or “PONY”) was incorporated on Jan 7, 2019 in the state of Delaware.

On March 07, 2019, Pony Group Inc (the “Purchaser”), and Wenxian Fan, the sole owner of PONY LIMOUSINE SERVICES LIMITED, entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Wenxian Fan (the “Seller”) would sell to the Purchaser, and the Purchaser will purchase from the Seller, 10,000 shares of the PONY LIMOUSINE SERVICES LIMITED, which represented 100% of the shares. On March 07, 2019, this transaction was completed.

PONY LIMOUSINE SERVICES LIMITED (“PONYHK”) is a limited liability company formed under the laws of Hong Kong on April 28, 2106, which was formed by FAN WENXIAN. Its registered office is located at FLAT/RM 01 11/f, LUCKY COMM BLDG, 103 DES VOEUX RD WEST, SHEUNG WAN, HONG KONG. The business nature of the Company is to provide cross boarder limousine services to customers. On February 2, 2019, Universe Travel Culture & Technology Ltd. (“Universe Travel”) was incorporated as a wholly-owned PRC subsidiary of Pony HK

Details of the Company’s structure as of December 31, 2019 is as follow:

Reverse Merger Accounting – Since Pony HK and Pony US were entities under Ms. Fan’s common control prior to the “Purchase Agreement” was executed, and because of certain other factors, including that the member of the Company’s executive management is from Pony HK, Pony HK is deemed to be the acquiring company for accounting purposes and the Merger was accounted for as a reverse merger and a recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). These unaudited consolidated financial statements reflect the historical results of Pony HK prior to the Merger and that of the combined Company following the Merger, and do not include the historical financial results prior to the completion of the Merger. Common stock and the corresponding capital amounts of the Company pre-Merger have been retroactively restated as capital stock shares.

Basis of Accounting and Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents – For purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents.

Accounts Receivable - The customers are required to make payments when they book the services, otherwise, the services will not be arranged. Sometimes, the Company extends credit to its group clients.

As of December 31, 2019 and December 31, 2018, accounts receivable was both $0, respectively. The company considers accounts receivable to be fully collectible and determined that an allowance for doubtful accounts was not necessary.

The PONY LIMOUSINE SERVICES LIMITED, 100% subsidiary of the company has agreements with its two major clients that the payments for the services rendered be settled every six months. The two major clients account for 83.75% of the revenue for the year ended December 31, 2019, 44.66% and 39.09% respectively.

Revenue Recognition - The Company recognizes revenue in accordance with ASC 606. The core principle of ASC606 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASC 606 defines a five-step process to achieve this core principle, which includes: (1) identifying contracts with customers, (2) identifying performance obligations within those contracts, (3) determining the transaction price, (4) allocating the transaction price to the performance obligation in the contract, which may include an estimate of variable consideration, and (5) recognizing revenue when or as each performance obligation is satisfied. Our sales arrangements generally ask customers to pay in advance before any services can be arranged. The company recognizes revenue when each performance obligation is satisfied. Documents and terms and the completion of any customer acceptance requirements, when applicable, are used to verify services rendered. The Company has no returns or sales discounts and allowances because services rendered and accepted by customers are normally not returnable.

Cost of revenue – Cost of revenue includes cost of services rendered during the period, net of discounts and sales tax.

Income Taxes – Income tax expense represents current tax expense. The income tax payable represents the amounts expected to be paid to the taxation authority. Hong Kong profits tax has been provided at the rate of 16.5% on the estimated assessable profit for the period.

Foreign Currency Translation - PONY LIMOUSINE SERVICES LIMITED’s functional currency is the Hong Kong Dollar (HK$) and Universe Travel Culture & Technology Ltd.’s functional currency is the Renminbi (RMB). The reporting currency is that of the US Dollar. Assets, liabilities and owners’ contribution are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the year.

The exchange rates used to translate amounts in HK$ and RMB into USD for the purposes of preparing the financial statements were as follows:

December 31, 2019
Balance sheet	HK$ 7.79 to US $1.00	RMB 6.96 to US $1.00
Statement of operation and other comprehensive income	HK$ 7.84 to US $1.00	RMB 6.91 to US $1.00
December 31, 2018
Balance sheet	HK$ 7.83 to US $1.00	RMB 6.88 to US $1.00
Statement of operation and other comprehensive income	HK$ 7.84 to US $1.00	RMB 6.61 to US $1.00

NOTE 2 - GOING CONCERN

The Company had operating losses of $115,735 and $11,937 during the year ended December 31, 2019 and 2018, respectively.

The Company has accumulated deficit of $140,533 and $24,799 as of December 31, 2019 and 2018, respectively. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing, as may be required.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Management’s Plan to Continue as a Going Concern

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities, (2) sales of the Company’s products, (3) short-term and long-term borrowings from banks, and (4) short-term borrowings from stockholders or other related party (ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

NOTE 3 - RELATED PARTY TRANSACTIONS

PONY GROUP INC, incorporated on Jan 7, 2019 in the state of Delaware, is the sole owner of PONY LIMOUSINE SERVICES LIMITED (Pony HK), during the period, Pony HK paid $90,124 on behalf of PONY GROUP INC for the US legal and audit cost incurred relevant to the OTC listing.

Ms. Wenxian Fan, the director, loaned working capital to Pony HK with no interest and paid on behalf of Pony HK for the subcontracted services and employee salaries.

The Company has the following payables to Ms. Wenxian Fan:

	December 31, 2019	December 31, 2018
To Wenxian Fan	$217,791	$34,278
Total due to related parties	$217,791	$34,278

NOTE 4 - MAJOR SUPPLIERS AND CUSTOMERS

The Company purchased majority of its subcontracted services from six suppliers which accounted for 100% of the total purchases during the year ended December 31, 2019: YAHONG BUSINESS LIMITED for 23.03%, CHANGYING BUSINESS LIMITED for 27.96%, HONG CHENG for 20.37%, ZHUJIANG TRADING CO. LIMITED for 15.68%., FUN TRAVEL for 10.49%, and IBIS TOUR AND TRAVEL CO. for 2.47%.

The Company had two major customers for the year ended December 31, 2019: HK HENGDELI TRADING LIMITED for 39.09% of revenue and HENG TAI WINE LIMITED for 44.66% of revenue.

NOTE 5 - COMMON STOCK

On May 23, 2019, PONY GROUP INC sold 1,500 shares of common stock to below persons:

Name	Shares	Consideration
Pony Group Ltd.	930	0.93
Aller Bonvoyage Inc	60	0.06
Capital Club Holding Limited	60	0.06
KERUIDA Investment Limited	150	0.15
Synionm Investments Limited	150	0.15
Wisdom travel service investments Limited	150	0.15

On May 24, 2019, these transactions were completed, the consideration received were deposited into the company’s bank account.

NOTE 6 - SUBSEQUENT EVENTS

In January 2020, the World Health Organization declared a global health emergency as the novel coronavirus outbreak continues to spread beyond China. In compliance with the government health emergency rules in place, the Company temporarily closed all offices in China and ceased operations from January 19, 2020 to February 10, 2020. The management expects a short-term decline in sales in the following months. Given the dynamic nature of these circumstances, the related impact on the Company’s consolidated results of operations, cash flows and financial condition cannot be accurately estimated at this time.

Management has evaluated subsequent events through April 20, 2020, the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2019 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement assuming all shares are sold. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$34.45
Transfer agent and registrar fees	$2,500.00
Accounting fees and expenses	$4,000.00
Legal fees and expenses	$45,000.00
Printing expenses	$5,000.00
Total	$56,534.45

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation includes this provision.

Additionally, our certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any within the past three years which were not registered under the Securities Act.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
3.1	Certificate of Incorporation of the Company, as amended*
3.2	Bylaws of the Company*
5.1	Opinion of Ellenoff Grossman & Schole LLP*
5.2	Opinion of Beijing Haotai Law Firm*
10.1	Transportation Service Agreement, dated May 18, 2016, between Hong Kong Wanjin Industry Co., Limited and the Company*
10.2	Transportation Service Agreement, dated May 22, 2016, between Yahong Business Limited and the Company*
10.3	Form of Subscription Agreement between the Company and the investor*
21.1	Subsidiaries of the Company*
23.1	Consent of BF Borgers CPA PC**
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)*

*	Previously filed
**	Filed herewith

Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on April 23, 2020.

PONY GROUP INC.

By:	/s/ Wenxian Fan
	Name:	Wenxian Fan
	Title:	Chief Executive Officer, Chief Financial Officer and Chair of the board of directors

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following person in the capacity and on the date indicated.

Person	Capacity	Date

/s/ Wenxian Fan	Chief Executive Officer (Principal Executive Officer),	April 23, 2020
Wenxian Fan	Chief Financial Officer (Principal Financial and Accounting Officer) and Chair of the board of directors